International Barrier Technology Announces Board of Directors and Officers

News Release

For Immediate Release:

December 4, 2012

Watkins, MN – December 4, 2012 - International Barrier Technology Inc. (TSX-V: IBH; OTCBB: IBTGF) held its annual general meeting on Friday, November 30, 2012. Shareholders approved all matters put before them at the meeting.  Messrs. Michael D. Huddy, David J. Corcoran and Victor A. Yates were elected directors of the Company for the ensuing year.

The Board has reappointed Michael D. Huddy as President and Chief Executive Officer of the Company and appointed Melissa McElwee as Chief Financial Officer in place of David J. Corcoran.  Mr. Corcoran, a founding shareholder of the Company and long-time member of the Company’s management team, has stepped down as Chief Financial Officer but will continue to serve the Company as a director and actively assist management.

The Board thanks Craig Roberts for his contributions to the Company as a director.  Mr. Roberts, who served as a director since 2006, elected not to stand for re-election.

For more information, contact:

Michael D. Huddy

President, CEO

International Barrier Technology Inc.

International Barrier Technology Inc.

North America Toll Free: 1-866-735-3519
Email: info@intlbarrier.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA
Tel: 866-735-3519  •  Email: info@intlbarrier.com